Eventbrite Names Jane Lauder to its Board of Directors
SAN FRANCISCO, CA — November 9, 2018 — Eventbrite (NYSE: EB), a global ticketing and event technology platform that powers millions of events, today announced the appointment of Jane Lauder to its board of directors, effective immediately. A consumer packaged goods veteran with more than two decades of experience, Lauder currently serves as the Global Brand President of Clinique, where she oversees all aspects of the Clinique brand, globally.
“Jane’s proven track record as an innovative marketer, global brand builder and business leader make her a fantastic addition to our board,” said Julia Hartz, CEO and co-founder of Eventbrite. “We’re thrilled to welcome her as we continue to empower creators around the world to turn their passions into successful businesses, and bring even more live experiences to life for consumers who are looking for fun, educational and interesting ways to connect with others.”
Lauder has spent the past 22 years in various leadership positions within The Estée Lauder Companies, where she has also been a member of the Board of Directors since July 2009. Prior to her appointment as Global Brand President of Clinique, she oversaw the Origins, Ojon and Darphin brands in addition to serving as Senior Vice President, Global Marketing for Clinique, where she led the brand’s overall strategic marketing and positioning as well as product, category, market and channel expansion.
“I’m thrilled to be working with a brand that understands the incredible power of human connection and enables creators to facilitate important real-life moments of people coming together around various passions, purposes, curiosities, and causes,” said Lauder. “I look forward to helping Eventbrite continue to grow both its brand awareness and affinity around the globe.”
This appointment brings the company’s board of directors to 50/50 gender representation. A complete list of Eventbrite’s board of directors can be viewed here.
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About Eventbrite
Eventbrite is a global ticketing and event technology platform that provides creators of events of all shapes and sizes with tools and resources to seamlessly plan, promote, and produce live experiences around the world. Eventbrite’s powerful platform, which can be accessed online or via mobile apps, scales from basic registration and ticketing to a fully featured event management platform. Customers include Newport Folk and Jazz Festivals, Pitchfork Music Festival, and Wanderlust, in addition to top venues and promoters that include Bowery Ballroom, the Brooklyn Bowl, and The Troubadour. Eventbrite was founded by Julia Hartz, Kevin Hartz, and Renaud Visage and launched operations in 2006. The company has more than 1,000 employees in 14 offices around the world. Learn more at www.eventbrite.com.
Contact:
Terra Carmichael
press@eventbrite.com